Exhibit 10(iii)(a)

WHIRLPOOL CORPORATION
PERFORMANCE EXCELLENCE PLAN

ARTICLE I
GENERAL

1.1	ESTABLISHMENT OF THE PLAN:

Whirlpool Corporation, a Delaware corporation, hereby adopts this Plan, which shall be known as the WHIRLPOOL CORPORATION PERFORMANCE EXCELLENCE PLAN (the “Plan”).

1.2	PURPOSE:

The purpose of the Plan is to attract and retain the best possible employee talent and to motivate employees to focus attention on shareholder value, drive performance in support of this goal and other business goals, and to reward company and individual performance.

1.3	ADMINISTRATION:

(a) The Committee (as defined in Section 2.1) shall administer the Plan. The Senior Vice President, Global Human Resources will be responsible for the day-to-day administration of the Plan following administrative guidelines approved from time-to-time by the Committee.

(b) Subject to the limitations of the Plan, the Committee shall: (i) select from the employees of the Company, those who shall participate in the Plan; (ii) make awards in such forms and amounts as it shall determine; (iii) impose such limitations, restrictions, and conditions upon such awards as it shall deem appropriate; (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan; (v) correct any defect or omission or reconcile any inconsistency in the Plan or in any award granted hereunder; and (vi) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee’s determinations on matters within its authority shall be conclusive and binding upon the Company and all other persons. In addition, the Plan shall be subject to the oversight and review of the Board of Directors of the Company from time to time in its discretion.

(c) All expenses associated with the Plan shall be borne by the Company subject to such allocation to its subsidiaries and operating units as it deems appropriate.

ARTICLE II
DEFINITIONS

2.1	DEFINITIONS:

Whenever used herein, the following terms shall have the meaning set forth below, unless otherwise expressly provided. Certain terms which only apply to Article VI are defined in Article VI.

(a) “Base Salary” shall mean, as determined by the Committee, the regular salary actually paid during a Plan Year to a Participant or a Participant’s regular salary determined as of a particular date during the applicable Plan Year selected by the Committee. Regular salary shall include any salary reduction contributions made to the Company’s 401(k) plan or other deferred compensation plans, but shall be exclusive of any awards under this Plan and of any other bonuses, incentive pay or special awards.

(b) “Committee” shall mean the Chief Executive Officer and Senior Vice President, Global Human Resources or such other Committee as may be designated from time to time by the Company to administer the Plan; provided, that, in the event that any Executive Officer participates in the Plan in any Plan Year, all determinations made in respect of such Participant and his or her participation in the Plan (including without limitation any determination in respect of such Participant’s Final Award) shall be made by a Committee designated by the Board of Directors of the Company in respect of such Executive Officer’s participation.

(c) “Company” shall mean Whirlpool Corporation and its subsidiaries.

(d) “Corporate” shall mean relating to Whirlpool Corporation.

(e) “Eligible Employee” shall mean a regular employee of the Company who is in a position of meeting the defined eligibility criteria for participation in the Plan, as stated in Section 3.1.

(f) “Executive Officers” shall have the meaning set forth in the Whirlpool Corporation 2014 Executive Performance Excellence Plan.

(g) “Final Award” shall mean the award actually paid to a Participant pursuant to Section 4.2.

(h) “Individual Performance Factor” shall mean the factor associated with the performance rating assigned to a Participant as part of the Performance Management Process or other method(s) of adjustments intended to recognize individual performance.

(i) “Noncorporate” shall mean a specified segment of the Company’s operations designated as such by the Committee for purposes of the Plan, such as a business unit, division, product line, or other such segmentation.

(j) “Participant” shall mean an Eligible Employee who is approved by the Committee for participation in the Plan for a specified Plan Year.

(k) “Performance Management Process” shall mean the Company’s process for managing individual performance.

(l) “Plan Year” shall mean the Company’s fiscal year.

(m) “Results Factor” shall mean the factor determined by the Committee to reflect the level of attainment of applicable Corporate or Noncorporate objectives.

(n) “Target Award” shall mean the award to be paid to a Participant for meeting planned performance results.

(o) “Target Award Percentage” shall mean the percentage of Base Salary determined by the Committee to reflect an appropriate incentive for each Participant based on the Participant’s responsibilities, opportunity and authority to affect overall financial results.

2.2	GENDER AND NUMBER:

Except when otherwise indicated by the context, words in the masculine gender, when used in the Plan, shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular.

ARTICLE III
ELIGIBILITY AND PARTICIPATION

3.1	ELIGIBILITY AND PARTICIPATION:

Eligibility for participation in the Plan shall be limited to Eligible Employees of the Company.

3.2	PARTIAL PLAN YEAR PARTICIPATION:

An employee who becomes eligible after the beginning of a Plan Year may participate in the Plan for that Plan Year on terms and conditions determined by the Committee. Such situations may include, but are not limited to (i) new hires, (ii) when an employee is promoted from a position that did not meet the eligibility criteria to a position that does meet applicable eligibility criteria, or (iii) when an employee is transferred from an affiliate that does not participate in the Plan to an affiliate that does participate in the Plan.

ARTICLE IV
INDIVIDUAL AWARDS

4.1	COMPONENTS OF INDIVIDUAL AWARDS; TARGET AWARD PERCENTAGES; PERFORMANCE GOALS:

(a) Award Criteria. Individual awards for Participants shall be based on (i) the Participant’s Target Award and (ii) such Corporate and/or Noncorporate or other performance measures as the Committee may determine in respect of such Participant for any Plan Year, including individual performance. For each Plan Year, the Committee shall establish the Target Award Percentages and performance goals for that Plan Year. Target Award Percentages shall reflect the Participant’s job responsibilities and opportunity and authority to affect overall financial results. A Participant whose Target Award is changed during the Plan Year shall receive a Final Award based on the amount of Base Salary actually earned while in each Target Award category during the Plan Year.

(b) Measurement of Performance Levels. Performance shall be measured based on Corporate and/or Noncorporate (if appropriate) results and, if authorized by the Committee, individual performance. The process for measuring Corporate and Noncorporate performance in respect of any Plan Year will be based on such criteria as the Committee determines, and may include consideration of the following:

(1) Organizational level of performance measurement, e.g., Corporate, business unit, division, product line, or another level, either singly or in combination;

(2) Specific measures of performance for each organizational level; and

(3) Specific performance goals for each organizational level.

For any Plan year the Committee may establish a range of performance goals for Corporate and/or Noncorporate results and the Individual Performance Factors, including a level of performance at which 100% of the Target Award shall be earned, and levels of performance above and below the 100% performance level.

(iii) For Participants at the Corporate level, performance shall, unless otherwise determined by the Committee, be measured on overall Company results. For all other Participants, performance shall, unless otherwise determined by the Committee, be measured on Corporate and/or applicable Noncorporate results as authorized by the Committee. The performance measures to be used for Participants shall be based on the operational, financial or other performance metric selected by the Committee. Performance measures need not be the same within the Company. The Committee, in its sole discretion, may select among the performance measures from Plan Year to Plan Year.

(iv) Once established, performance goals applicable to Participants normally shall not be changed during the Plan Year. However, the Committee may approve adjustments to the performance goals applicable to Participants (either up or down) during the Plan Year it deems appropriate as a result of any change in circumstances, such as external changes or other unanticipated business conditions that materially affect the fairness of the goals.

(v) Normally, Participants shall not receive any payout when the applicable performance goals are not achieved; however, the Committee may approve payment of awards on a discretionary basis to Participants. Further, the Committee may adjust the performance goals applicable to Participants in the event of a Plan Year consisting of less than 12 months.

(vi) Individual performance shall be reflected in the Final Award based on the performance rating assigned to a Participant as part of the Performance Management Process if the Committee establishes individual performance as part of the performance criteria for an award.

4.2	FINAL AWARD DETERMINATIONS:

At the end of each Plan Year, Final Awards shall be computed for each Participant. The Committee retains the discretion to decrease or eliminate the amount of the Final Award otherwise payable to any Participant. Except as otherwise expressly provided in this Plan or determined by the Committee, a Participant must be actively employed by the Company on the last day of the Plan Year to receive an award for that Plan Year.

4.3 DELEGATION OF AUTHORITY:

The Committee may, in its discretion, delegate to other senior management employees of the Company the authority to take any actions with respect to individual awards for Participants that may be taken by the Committee pursuant to the Plan; provided, that in the event that any Executive Officer participates in the Plan in any Plan Year, all determinations made in respect of such Participant and his or her participation in the Plan (including without limitation any determination in respect of such Participant’s Final Award) shall be made by a Committee designated by the Board of Directors of the Company to administer the Plan in respect of such Executive Officer’s participation.

ARTICLE V
PAYMENT OF FINAL AWARDS

5.1	TIMING AND FORM OF PAYMENT:

(a) Payments of Final Awards to Participants shall be made in cash in a lump sum no earlier than January 1 and no later than December 31 of the calendar year immediately following the applicable Plan Year. The Company expects to pay Final Awards in respect of a Plan Year on April 1 of the calendar year following the applicable Plan Year, provided no Participant shall be entitled to damages with respect to Final Awards paid after April 1 of any calendar year.

(b) Payment of Final Awards may be delayed to a date after the designated payment date specified in Section 5.1(a) under the circumstances described in this Section 5.1(b), provided the Company treats all payments to similarly situated Participants on a reasonably consistent basis.

(i) Payments that would Violate Federal Securities Laws or Other Applicable Law. A payment may be delayed where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(ii) Other Events and Conditions. The Company may delay a payment upon such other events and conditions as the Commissioner may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

5.2	DEFERRAL OF PAYMENTS:

Notwithstanding the provisions of Section 5.1 describing the form and timing of payment of Final Awards granted pursuant to the Plan, a Participant who is eligible for and has elected to make deferrals of compensation under the terms of the Whirlpool Corporation Executive Deferred Savings Plan II may defer payment of all or part of a Final Award granted pursuant to the Plan provided that the time and form of the election to defer and the payment of any portion of the Final Award so deferred shall be governed by the terms of the Whirlpool Corporation Executive Deferred Savings Plan II.

5.3 APPLICATION OF CODE SECTION 409A:
Notwithstanding anything in this Plan to the contrary, if it is determined that any payment hereunder constitutes “nonqualified deferred compensation” that would be paid upon the “separation from service” of a “specified employee” (as such terms are defined in Code Section 409A), then any such payment that otherwise would have been paid within six months after the Participant’s “separation from service” shall be accrued, without interest, and its payment delayed until the first day of the seventh month following the Participant’s “separation from service,” or if earlier, the Participant’s death, at which point the accrued amount will be paid as a single, lump sum cash payment.

ARTICLE VI
TERMINATION OF EMPLOYMENT

6.1	CONSEQUENCES OF TERMINATION OF EMPLOYMENT:

(a) If a Participant’s employment is terminated by reason of death, disability (as defined in the Whirlpool Employees Pension Plan), Retirement, Reduction-in-force, or a Participant is transferred to an affiliate that does not participate in the Plan, the Participant’s Final Award shall be based on (i) the Participant’s actual Base Salary paid through the date of termination, (ii) the Participant’s Target Award Percentage, (iii) Corporate/Noncorporate performance as measured at the end of the Plan Year, and (iv) if authorized by the Committee, individual performance as determined under the Performance Management Process. The Final Award shall be paid in accordance with Article V.

(b) “Retirement” shall, with respect to a Participant, have the meaning assigned to such Participant under the principal retirement plan, program or policy applicable to such Participant. In the event there is no retirement plan, program or policy covering a Participant, then “Retirement” shall be as determined by the Committee. “Reduction-in-force” shall have the meaning as defined in the Whirlpool Corporation Personnel Policy Manual.

(c) Except for terminations due to a Change in Control as defined in Section 7.1, in the event a Participant’s employment is terminated for any other reason including voluntary and involuntary termination, the Participant shall not be entitled to an award for the Plan Year in which the termination occurs unless otherwise determined by the Committee.

6.2	BONUS CLAWBACK:

(a) Any Participant who would otherwise be eligible for an award pursuant to a completed Plan Year shall not be entitled to any payment under that award, and shall be required to repay the Company any payment of such award, if (i) the Participant is terminated by or otherwise leaves employment with the Company within two years following completion of the Plan Year and such termination of employment arises out of, is due to, or is in any way connected with any misconduct or violation of Company policy, (ii) the Participant becomes employed with a competitor within the two year period following termination, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests.

(b) The Committee in its discretion may require any Participant to repay the amount, if any, derived from an award in the event of a restatement of the Company’s financial results within three years after payment of such award to correct a material error that is determined by the Committee to be the result of fraud or intentional misconduct. The Committee will review the clawback provisions set forth in this Section 6.2(b) to ensure compliance with any rules or regulations adopted by the Securities and Exchange Commission or the New York Stock Exchange to implement Section 10D of the Securities Exchange Act, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. Any changes required to be made to comply with such rules or regulations will apply to any award made under the Plan to any Executive Officer.

ARTICLE VII
CHANGE IN CONTROL

7.1	CHANGE IN CONTROL:

(a) In the event of a Change in Control (as defined below) and except as otherwise determined by the Committee, a Participant who is an employee as of the date of the Change in Control shall be entitled to, for the Plan Year in which the Change in Control occurs, the Participant’s Target Award Percentage times his actual Base Salary rate in effect on the date of the Change in Control.

(b) Final Awards shall be paid in cash to the Participant as soon as administratively possible but no later than 30 days following a Change in Control.

7.2	DEFINITION OF CHANGE IN CONTROL:

A “Change in Control” shall be defined as set forth in the Company’s 2010 Omnibus Stock and Incentive Plan, as amended and restated (or any successor plan), provided that to the extent any payment under Section 7.1 is a payment of deferred compensation subject to Section 409A of the Code, such payment shall only occur if the event giving rise to the change in control would also constitute a “change in control event” within the meaning of Section 409A of the Code.

ARTICLE VIII
MISCELLANEOUS PROVISIONS

8.1	NONTRANSFERABILITY:

No right or interest of any Participant in this Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

8.2	TAX WITHHOLDING:

The Company shall have the right to deduct from all payments under this Plan any foreign, federal, state, or local taxes required by law to be withheld with respect to such payments.

8.3	AMENDMENTS:

The Company, in its absolute discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of this Plan, or suspend or terminate it entirely; provided, that no such modification, amendment, suspension, or termination may materially reduce the rights of a Participant (or his beneficiary as the case may be) to a payment or distribution in accordance with the provisions contained in this Plan or change to the material detriment of a Participant any vested rights in that Plan Year created pursuant to Article IV of this Plan.

8.4	INDEMNIFICATION:

Each person who is or shall have been a member of the Committee or the Board of Directors of the Company or who is or shall have been an employee of the Company shall be indemnified and held harmless by the Company. This indemnification and hold harmless provision shall be against and from any loss, cost, liability, or expense, including, without limitation, fees and expenses of legal counsel, that may have been imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan. In addition, this indemnification and hold harmless provision shall be against and from any and all amounts paid by him in settlement thereof with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. This indemnification and hold harmless right shall not be exclusive of any other rights of indemnification that the person may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.

8.5	BENEFICIARY DESIGNATION:

(a) Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during his lifetime. In the absence of any such designation, or if the designated beneficiary is no longer living, benefits shall be paid to the surviving member(s) of the following classes of beneficiaries, with preference for classes in the order listed below:

(1) Participant’s spouse (unless the parties were divorced or legally separated by court decree);

(2) Participant’s children (including children by adoption);

(3) Participant’s parents (including parents by adoption); or

(4) Participant’s executor or administrator.

(b) Payment of benefits, in accordance with Section 6.1(a), shall be made exclusively to the member(s) of the first class, in the order listed above, which has surviving member(s). If that class has more than one member, benefit payments shall be made in equal shares among members of that class.

8.6	RIGHTS OF PARTICIPANTS:

Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate or change a Participant’s employment at any time; nor does the Plan confer upon any Participant any right to continue as an employee of the Company for any period of time or to continue his present or any other rate of compensation. No Participant in a previous Plan Year, or other Employee at any time, shall have a right to be selected for participation in a current or future Plan Year.

8.7	UNFUNDED STATUS OF THE PLAN:

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

8.8	GOVERNING LAW:

The Plan shall be construed in accordance with and governed by the laws of the State of Michigan, without reference to principles of conflicts of laws.

8.9	EFFECTIVE DATE:

This Plan was adopted by the Company and shall be effective as of February 17, 2014.